EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated March 4, 2009 (except for note 1d as to which the date is January 21, 2010), with respect to the consolidated financial statements of ChipX, Incorporated as of December 31, 2008 and for the year then ended, included in GigOptix, Inc.’s Amendment No. 1 to the Current Report on Form 8-K/A dated January 21, 2010, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer

Kost, Forer, Gabbay & Kasierer, a Member of Ernst & Young Global
Haifa, Israel
June 8, 2010